FOR IMMEDIATE RELEASE

Frederick’s of Hollywood Secures $24 million Revolving Line of Credit from Salus Capital Partners

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Hollywood, CA – June 4, 2012 — Frederick’s of Hollywood Group Inc. (NYSE MKT: FOH) (“Company”) today announced the closing of a three-year, $24 million senior secured revolving credit facility through Salus Capital Partners, LLC. This new revolving credit line replaces the Company’s previous $12.5 million revolving credit facility with Wells Fargo that was scheduled to mature in January 2013 and approximately $8 million term loan through Hilco Brands, LLC that was scheduled to mature beginning in July 2013.

“We are excited to consolidate our previous credit facility and term loan into one revolving line of credit, which offers us better overall flexibility. Through this new credit line, Salus Capital Partners has expressed a strong vote of confidence in Frederick’s of Hollywood’s ongoing business model and has truly engaged us as a partner,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer. “This is one of many recent milestones that we have achieved under our turnaround strategy.”

Further details concerning the Company’s revolving credit facility with Salus Capital Partners will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel and related products under its proprietary Frederick’s of Hollywood® brand through 117 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

Company Contact:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com